EXHIBIT 99.1

StatSure Signs Strategic Financing and License Deals with Inverness Medical Innovations

FRAMINGHAM, Mass., Oct. 17, 2007 -- StatSure Diagnostic Systems, Inc. (OTC Bulletin Board: SSUR - News) today reported receipt of a $500,000 strategic investment from Inverness Medical Innovations, Inc. (Amex: IMA - News). In connection with this financing, StatSure and Inverness signed two additional agreements. First, the two companies signed an agreement whereby Inverness acquired an option to the exclusive, worldwide marketing and distribution rights to certain infectious disease diagnostic tests developed by StatSure that may utilize specified Inverness and/or StatSure intellectual property. If exercised by Inverness, the option provides for StatSure and Inverness to equally share development expenses and profits. StatSure and Inverness also entered into a license agreement whereby Inverness granted to StatSure a license to certain Inverness lateral flow patents for use in a rapid test to detect HIV antibodies in point-of-care markets subject to payment of royalties to Inverness. This license pertains to HIV tests using formats other than the StatSure's "barrel format" which is already being sold by Inverness and awaiting a CLIA Waiver from the FDA.

The strategic investment consists of a purchase of 1,428,572 common shares at a price of 35 cents per share. Additionally, Inverness received 5 year warrants to purchase up to an additional 1.1 million shares of the Company's stock at a price of 75 cents per share. The proceeds of this investment will be used for general corporate purposes and to fund development of other infectious disease applications for the Company's patented test format.

Steve Peltzman, StatSure's CEO and Chairman, stated: "We are delighted with the opportunity to broaden and strengthen our strategic relationship with Inverness and hope to take full advantage of these opportunities to build revenues, market share and profits."

SSUR believes it is now poised to become a key participant in the point- of-care market for infectious disease tests. The Company believes it has the simplest, safest and most reliable product platform that meets the needs of the public health clinics, doctors offices, military, insurance industry, hospitals, and potential OTC markets.

ABOUT STATSURE

StatSure Diagnostic Systems, Inc. (OTC Bulletin Board: SSUR - News) is engaged in the development, manufacture and marketing of rapid immunoassay tests for the detection of sexually transmitted and other infectious diseases; in addition, the Company has developed and is marketing a product line of patented, oral- fluid collection devices. The Company's proprietary platforms provide significant customer benefits and competitive advantages as compared to similar products that are currently available. Improved accuracy, operator convenience, and reduced risk of infection from collecting and handling specimens, have been engineered into SDS products. All of the company's diagnostic tests are based on the same easy-to-use technology platform, thus facilitating the development of future products. Certain of these products are sold in the United States as well as internationally to various distributors for use in clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations. Please visit our website at http://www.StatSure.com

FORWARD-LOOKING STATEMENTS This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect StatSure's current views with respect to future events and are based on management's current assumptions and information currently available. Actual results may differ materially due to numerous factors, including without limitation, the future demand for HIV testing products; our ability to successfully commercialize the products; the intensely competitive environment in the relevant markets and the risks and uncertainties described in periodic reports filed by StatSure with the Securities and Exchange Commission under the federal securities laws, including periodic reports on Form 10-Q or Form 10-QSB, as applicable, for the period ended June 30, 2007. StatSure undertakes no obligation to update any forward-looking statements contained herein.